UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 23, 2019

FOOTHILLS EXPLORATION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-55872	27-3439423
(Commission File Number)	(IRS Employer Identification No.)

10940 Wilshire Boulevard, 23rd Floor Los Angeles, CA 90024
(Address of Principal Executive Offices)

(424) 901-6655
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 23, 2019, Foothills Exploration, Inc., through its indirect wholly owned subsidiary, Foothills Exploration, LLC (the “Company”), entered into a letter agreement for the purchase and sale of oil and gas assets (the “Agreement”) with an unrelated third party (the “Seller”), concerning the acquisition of a total of 87 wells and associated acreage located in Montana (the “Assets”).

The Assets consist of 29 natural gas wells, 10 producing and 19 shut-in, plus associated acreage, additional miscellaneous leases, associated pipelines, gathering systems, compression and processing facilities, and related yards and equipment, located in Sweet Grass and Stillwater counties, Montana – comprising of the Rapelje, Lake Basin and Six Shooter Fields. The Assets also include oil properties consisting of 58 oil and injection wells with associated acreage located in Musselshell and Rosebud Counties, Montana – 12 proved developed producing wells, 25 proved developed non-producing wells, and 21 injection wells – comprising of the Sumatra and Big Wall / Little Wall fields. The oil properties currently generate approximately $1.1 million in annual gross revenues

Closing of the purchase and sale of the Assets is scheduled to occur on or before sixty (60) days following the full execution of the Agreement (“Closing”). At Closing, (i) the Seller and the Company will execute an assignment and bill of sale, (ii) the Company will pay the balance of the purchase price to the Seller, and (c) the parties will execute such other documents as may be reasonably requested.

Closing of this transaction is subject to the approval of transfer from the Montana Board of Oil and Gas Conservation. Furthermore, no assurances can be made that the Closing will occur based on financing and other market conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2019

FOOTHILLS EXPLORATION, INC.

By:	/s/ B. P. Allaire
B. P. Allaire
Chief Executive Officer